Exhibit 10.20

Construction Contract of the Construction Works
No. 1 of No. 8 and No. 9 Ovens in 2009

Project Name: Shuncheng Coal Carbonization No.8 and No. 9 Coke Oven Systems and Cold-blast Project

Place of the Project: Within the Plant

Owner: Henan Shuncheng Group Coal Coke Co., Ltd.

Contractor: Hebei Lin Zhang Construction Company

Date: December 16, 2009

Contracting Agreement of the Construction Works

Article 1

Owner (“Party A”): Shuncheng Group Coal Coke Co., Ltd.

Contractor (“Party B”): Hebei Lin Zhang Construction Company

According to the PRC Contract Law, the PRC Construction Law, the Administrative Rules on Construction Engineering Quality and other relevant laws and regulations, and based on the principles of free will, fairness and good faith, the two Parties hereby reach this Agreement in respect to the decorations of part of the office building herein.

Article 2 General Situation of the Project: Civil Engineering, Steel Structure Fabrication and Installation

Project Name: Shuncheng Coal Carbonization No.8 and No. 9 Coke Ovens and Cold-blast Project

Place of the Project: Within Shuncheng Coal Carbonization Plant

Structure: Concrete Structure

Article 3 Scope of the Contracting

Scope of the Contracting: All the engineering works within the drawings of the No. 8 and No. 9 coke oven systems (please see the details in the “Table of the Construction Works” contained in this Agreement attached herein).

Contracting Method: Party A is responsible to provide the main materials, the steel, cement, the stone and the sand; and Party B is responsible to provide labor, the machinery and the supplies inventory.  The site hardening and the road hardening which emerge during the construction shall be subject to a fixed price (including the lime-soil) formulated by the Capital Construction Division.

Article 4 Construction Period

Commence Date: December 1, 2009

Completion Date: October 1, 2010

The whole Construction Period lasts 335 calendar days.

Note by hand: The construction period hereof is only for No. 9 coke oven (construction period for No.8 coke oven will be otherwise agreed)

1.	No.9 coke oven will be ready for furnace-drying on August 1.
2.	No.9 coke oven will be ready for installation of iron part for protection of coke oven on July 1.
3.	No.9 coke oven will be ready for construction on April 10.

Article 5 Quality Standard

5.1 The project quality standard shall conform to the existing unified inspection and acceptance requirements on the construction works and shall conform to national or industrial quality examination and evaluation standards; if the construction works is not qualified and fails to reach the project quality standards, the Contractor shall bear the liability for breach of contract.

5.2 If the two Parties have any dispute to the project quality, such issue may be identified and evaluated by the quality inspection entity of the construction works, the necessary fees and other losses arising therefrom shall be borne by the responsible party.

5.3 Party B shall conduct the construction strictly and seriously according to the standard specification and the requirements of the drawings, and shall accept the on-site project inspection and acceptance from the technical or quality control staffs designated by Party A as may be required from time to time.

5.4 If the project quality of Party B fails to reach the quality standards and if there are cut corners by Party B, once discovered by the technical or quality control staffs, the technical or quality control staffs are entitled to order Party B to dismantle, rework or suspend the work, until the project quality reaches the quality standards.  Any economic losses arising therefrom shall be borne by Party B and the Construction Period shall not be extended.

5.5 For the inspection and acceptance of each work procedure and each concealed work, it must be on-site inspected and accepted by Party A’s technical and supervising staffs; after the work quality is confirmed to be qualified and relevant certificates are issued, the next work procedure and the next concealed work shall be launched.

Article 6 Party A shall be responsible for:

6.1 "Three Supplies and One Leveling" (i.e. supply of water, electricity and road, as well as the leveled ground)

6.2 Party A shall provide the construction drawings, the supporting instructions and other relevant documents.

6.3 For any losses arising from the work-suspension and the slow work of the labor    caused by 8-hour or over 8-hour power cut or water supply cut-off and any losses arising from the force majeure (natural disaster), Party A shall bear 70% of the losses (It shall come into effect after being signed and confirmed by the Party A’s vice president in charge of the project; if not being signed by the project director, the budget and settlement of the project shall not be conducted).

6.4 If the project is delayed due to Party A’s modification or the foundation treatment, the Construction Period shall be extended accordingly.

6.5 The inspection and check on the quality of the materials supplied by Party A and the on-site supervision shall be strictly conducted.  If any project quality accident arises from the unqualified materials supplied by Party A, the on-site supervisor and the project director of the Owner shall be held liable for the losses arising therefrom.  In terms of the materials supplied by Party A, Party B shall conduct relevant technical tests and examinations and the raw material re-examination reports according to the existing construction specifications; for the unqualified materials discovered from the test and examination, Party B shall submit relevant written documents to the responsible supervisor and the project engineer, and such materials can be used upon the vice president’s confirmation in writing; however, in principle, the unqualified materials can not be used in the project.

Article 7 Contract Price: The actual price shall be settled and calculated based on the actually completed works quantities.

7.1 Price Adjustment:

7.2 Basis for Settlement: It shall be settled according to the method of contracting for labor and materials and according to relevant applicable supporting documents at provincial and municipal levels during the Construction Period.  The adjusted labor price shall be RMB 43 Yuan per working day. (The cost of the materials provided by Party A shall be deducted from the total settlement price; if Party B exceeds the budget to use materials during the construction, the cost of the excessive materials shall also be deducted in name of “financial deduction”, while regarding the material cost within the fixed comprehensive cost, such part shall be deducted in line with its proportion in the fixed comprehensive cost, please refer details to the internal policies of the Capital Construction Division.) The prices of other materials shall be adjusted according to the construction cost information published by Anyang municipality.

7.3 Basis for the Construction Cost:

Civil Engineering: the Comprehensive Basic Price of Henan Construction and Decoration Engineering of 2002 shall be applied.

Installation Engineering: the Comprehensive Basic Price of Henan Installation Unit of 2003 shall be applied.

7.4 Charge standard: Party B is only entitled to collect taxes, but not to any other expenses.

Article 8 Payment Schedule: After the required conditions for the start-up of the construction works are satisfied and after the Parties sign the construction works agreement, Party B shall provide a start-up report.   Party A may prepay 5% of the temporary contract price as the fund for the project materials preparation (due to the budget does not take the project and the foundation treatment into considerations, Party B may adjust the estimated cost during the Construction Period); during the Construction Period, Party B shall report its actual completed work quantities to the Owner on the 25th of each month (the payment shall be settled based on the progress rate), and the Owner shall pay 70% of the progress payment to Party B before the 5th of the next month; after the project is completed, 95% of the project price which is recognized by Party A shall be paid.  The remaining price shall be paid off upon the expiry of the warranty period.  The settlement and payment shall be subject to Party B’s provision of formal invoices.

Article 9 Withholding Amounts

9.1 Maintenance Bond: 5% of the total project settlement price shall be withheld as the maintenance bond, which shall be refunded to Party B after the expiry of the quality warranty period.

9.2 Quality Warranty: The quality warranty period shall be 1 year.  Within the warranty period, Party B shall undertake the quality warranty liabilities for the project delivered for Party A’s usage according to the laws, regulations and relevant national rules on the project quality warranty; and for any quality problems of any part of the project, Party B shall conduct the on-site repair and maintenance unconditionally within 5 days after receiving Party A’s notice, or otherwise, Party A may appoint other construction team to repair and maintain the quality problems and the relevant maintenance expenses shall be paid and deducted from the Maintenance Bond.

Article 10 Award and Penalty

If the construction works is early completed, for each one day in advance, the award equal to ____% of the total project construction cost shall be granted; if the completion of the construction works is delayed, for each one-day delay, the penalty equal to ____% of the total project construction cost shall be imposed.  If the extension of the Construction Period is required under special occasions and which is approved and confirmed by Party A’s representative (relevant certificate is required to be issued in such situation), such delay of the completion is exempt from the penalty.

Article 11 Party B shall independently responsible for any and all casualty accidents arising from the construction.

Article 12 Completion and Acceptance

Where all the conditions for the project completion and acceptance are satisfied, the contractor, in accordance with related national laws and regulations governing construction work inspection and acceptance procedures, shall provide Party A a complete set of completion materials, a copy of project completion report and a copy of as-build drawings to Party A; Party A shall organize relevant staffs to inspect and accept the project within 10 days after receiving the documents provided by Party B; Party A shall issue the acceptance certificate for the qualified construction works within 10 days after such construction works passed the inspection and acceptance; the project settlement and payment procedures can only be launched by the acceptance certificate.

Article 13 Yang Genxian (Gensheng) is Party A’s designated representative and WEI Cheng is Party B’s project manager and designated representative.  This Agreement is entered into by the two Parties through mutual negotiations and the two Parties shall strictly abide by and perform this Agreement.  This Agreement has two original copies and each Party shall keep and hold one original copy.

Party A: Henan Shuncheng Group Coal Coke Co., Ltd.
Representative: [illegible]

Party B: Hebei Lin Zhang Construction Company
Representative: [illegible]

Execution Date: December 16, 2009

Table of the Construction Works Contained in this Agreement

No	Items of the Construction Works
1	Civil Engineering of No. 8 Stamp-charging Coke Oven (including the main chimney flue and the by-pass flue)
2	Civil Engineering of No. 9 Stamp-charging Coke Oven (including the main chimney flue and the by-pass flue)
3	End Platform of No. 8 Stamp-charging Coke Oven
4	End Platform of No. 9 Stamp-charging Coke Oven
5	Intermediate Platform
6	Coke-pushing Track
7	Coke-quenching Track
8	Coke-quenching Tower
9	Coke-quenching Pump House and Sedimentation Tank
10	Coke Machine Two-side Operating Platform of No. 8 and No.9 Stamp -charging Coke Ovens
11	Second Track of the Coke Guiding
12	Stamp-charging Coal Tower
13	Chimney (Chimney of No. 8 Coke Oven and No. 9 Coke Oven)
14	Coke-cooling Table
15	Coke Transport System and Transfer Station
16	Coal Transport System and Transfer Station
17	Exterior Pipeline Bracket
18	Water Cooling Tower
19	Primary Cooler
20	Fan Room
21	Electrical Tar Trap
22	No. 3 Switching Room
23	Condensation Pump House
24	Infrastructure and Equipment of the Cold-blast Sector and other Auxiliary Works of the Cold-blast Sector

Henan Shuncheng Group Coal Coke Co., Ltd
Supplemental Agreement Regarding No.8 Coal Coke Oven

1.	Contract-issuing Party (Party A): Henan Shuncheng Group Coal Coke Co., Ltd Contractor (Party B): Hebei Lin Zhang Construction Company

2. Description on Supplemental Agreement

i. Due to the construction site factors, No.8 coal coke oven cannot start construction together with No. 9 coal coke oven. Therefore, Construction of No.8 coal coke oven shall commence on 1 January 2010 and be completed before 1 October 2010.

ii. The scope of project contracting, quality standard as well as payment of contract price, work safety and other clauses shall be in conformity with those specified in the contract of No. 1 of No. 8 and No. 9 Ovens in 2009.

3. This supplemental agreement shall take effective upon signing and sealing by both parties.

Contract-issuing Party (Party A): Henan Shuncheng Group Coal Coke Co., Ltd
/s/ LV Zhanfeng’s     [company seal]

Contractor (Party B): Hebei Lin Zhang Construction Company
/s/ WEI Cheng’s     [company seal]

Date: June 22, 2010